Filed Pursuant to Rule 424(b)(5)
                                                              File No. 333-43573

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 15, 1998)

                                1,361,059 Shares

                          Hospitality Properties Trust
                      Common Shares of Beneficial Interest


         Hospitality Properties Trust (the "Company") is a real estate investment trust (a "REIT"), which owns hotels and leases them to unaffiliated tenants. The Company's common shares of beneficial interest (the "Shares") offered hereby (the "Offering") are being issued and sold by the Company. The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "HPT." On April 21, 1998 the last reported sale price for the Shares on the NYSE was $33.0625 per Share.

         A.G. Edwards & Sons, Inc. (the "Underwriter") has agreed to purchase the Shares offered hereby from the Company at a price of $31.4125 per share, resulting in aggregate proceeds to the Company of $42,704,266, after deducting estimated expenses of $50,000 payable by the Company, subject to the terms and conditions set forth in the Underwriting Agreement. The Underwriter intends to sell the Shares to Nike Securities L.P. ("Nike Securities") for an aggregate price of $43,204,232. Nike Securities intends to deposit the Shares, together with shares of common stock of other entities also acquired from the Underwriter, with the trustee of a newly formed unit investment trust registered under the Investment Company Act of 1940, as amended (the "Trust"), in exchange for units in the Trust. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

                               -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

         The Shares offered hereby are offered by the Underwriter subject to prior sale, when, as and if accepted by the Underwriter and subject to certain conditions. It is expected that delivery of the Shares will be made on or about April 24, 1998, at the offices of A.G. Edwards & Sons, Inc., New York, New York.


                            A.G. Edwards & Sons, Inc.
                               -------------------

            The date of this Prospectus Supplement is April 21, 1998.

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SHARES. SPECIFICALLY, THE UNDERWRITER MAY BID FOR, AND PURCHASE, SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                   THE COMPANY

         The Company is a REIT which acquires, owns and leases hotels to unaffiliated hotel operators. At April 15, 1998, the Company owned or had commitments to acquire 150 hotels with 21,255 rooms or suites in 35 states, for approximately $1.62 billion of total investments. In the ordinary course of its business, the Company regularly evaluates investment opportunities and enters letters of intent and contracts to purchase and lease real estate. Several such investment opportunities are under active consideration by the Company and at one stage or another of the Company's investment approval process. No assurances can be given that any of these investments will be consummated.

         The Company is organized as a Maryland real estate investment trust; its principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02158; and its telephone number is (617) 964-8389.


                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Shares offered hereby, after payment of expenses related to this offering, will be approximately $42,704,266. The net proceeds are expected to be used to purchase hotels and for other general business purposes. Until the proceeds of this Offering are used, they will be deposited in interest-bearing accounts or invested in short-term securities, including securities which may not be investment grade rated.


                                  UNDERWRITING

         Subject to the terms and conditions contained in an Underwriting Agreement dated April 21, 1998 (the "Underwriting Agreement"), between the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, 1,361,059 Shares at the offering price set forth on the cover page of this Prospectus Supplement. The Underwriting Agreement provides that the Underwriter's obligation to purchase the Shares is subject to the satisfaction of certain conditions, including the receipt of certain legal opinions. The nature of the Underwriter's obligation is such that it is committed to purchase all of the Shares offered hereby if any Shares are purchased.

         The Underwriter intends to sell all of the Shares offered hereby to Nike Securities which intends to deposit the Shares along with shares of common stock of other entities purchased from the Underwriter, with the trustee of the Trust in exchange for units in the Trust. The Underwriter is not an affiliate of Nike Securities or the Trust. The Underwriter intends to sell the Shares to Nike Securities at an aggregate purchase price of $43,204,232. It is anticipated that the Underwriter will also participate in the distribution of the units in the Trust and will receive compensation therefor. The Shares are listed on the New York Stock Exchange under the symbol "HPT."

         Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

         Until the distribution of the Shares offered hereby is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase Shares. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Shares. It is not currently anticipated that the Underwriter will engage in any such transactions in connection with this offering.

         If the Underwriter creates a short position in the Shares in connection with this offering, i.e., if it sells more Shares than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Shares in the open market.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

         Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Shares. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         In the ordinary course of business, the Underwriter may from time to time provide investment banking, financial advisory and commercial banking services to the Company and its affiliates for which customary compensation will be received.


                                  LEGAL MATTERS

         Certain legal matters with respect to the Shares offered by the Company have been passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts and will be passed upon for the Underwriter by Chapman and Cutler, Chicago, Illinois. Sullivan & Worcester LLP and Chapman and Cutler will rely, as to certain matters of Maryland law, upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is a Managing Trustee of the Company and of Health and Retirement Properties Trust ("HRPT") and director and a 50% owner of REIT Management & Research, Inc. (the "Advisor"), the investment advisor to the Company. Sullivan & Worcester LLP represents HRPT, the Advisor and certain of their affiliates on various matters.

                                     EXPERTS

         In addition to the matters referred to in the accompanying Prospectus under the caption "Experts," the (i) consolidated financial statements and related schedule of the Company for the years ended December 31, 1997, 1996 and 1995 appearing in the Company's Current Report on Form 8-K dated February 11, 1998 and (ii) financial statements of HMH HPT Courtyard, Inc., a significant lessee as of January 3, 1997 and January 2, 1998 and for the two fiscal years ended January 2, 1998 and the period from March 24, 1995 (inception) to December 29, 1995 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and elsewhere in the related Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. Such reports are incorporated herein and in the Registration Statement by reference in reliance upon the authority of said firm as experts in giving said reports.

         In addition, the combined financial statements of SC Suites Summerfield Partnerships as of January 2, 1998 and January 3, 1997 and for the years ended January 2, 1998, January 3, 1997 and December 29, 1995, appearing in the Company's Current Report on Form 8-K dated April 15, 1998, and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and elsewhere in the related Registration Statement, have been audited by Ernst & Young LLP, independent public accountants, as indicated in their report with respect thereto. Such report is incorporated herein and in the Registration Statement by reference in reliance on their report given on their authority as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         In addition to the documents incorporated by reference or deemed incorporated by reference in the accompanying Prospectus, which Prospectus is supplemented by this Prospectus Supplement, the Company's (i) Annual Report on Form 10-K for the year ended December 31, 1997 and (ii) Current Reports on Form 8-K dated February 11, 1998, February 12, 1998, February 13, 1998, February 18, 1998, February 20, 1998, February 24, 1998, April 15, 1998, April 16, 1998 and
April 21, 1998, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated in this Prospectus Supplement and specifically made a part hereof by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus Supplement (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates). Requests for such copies should be made to the Company at its principal executive offices, 400 Centre Street, Newton, Massachusetts 02158, Attention: Investor Relations, telephone (617) 964-8389.

                           FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. PROSPECTIVE PURCHASERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF.

                               -------------------

         THE DECLARATION OF TRUST OF THE COMPANY, AMENDED AND RESTATED ON AUGUST 21, 1995, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER,
SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement and Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus Supplement and the Prospectus do not constitute an offer to sell, or solicitation of an offer to buy, Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                       TABLE OF CONTENTS

                                                            Page
                     Prospectus Supplement
The Company..................................................S-3
Use of Proceeds..............................................S-3
Underwriting.................................................S-3
Legal Matters................................................S-4
Experts......................................................S-4
Incorporation of Certain Information by Reference............S-5
Forward-Looking Statements...................................S-5

                           Prospectus
Available Information.........................................ii
Incorporation of Certain Documents by
  Reference...................................................ii
The Company....................................................1
Use of Proceeds................................................1
Ratio of Earnings to Fixed Charges.............................1
Description of Debt Securities.................................2
Description of Shares.........................................12
Description of Preferred Shares...............................13
Description of Depositary Shares..............................18
Description of Warrants.......................................22
Limitation of Liability; Shareholder Liability................22
Redemption; Trustees; Business Combinations
  and Control Share Acquisitions..............................23
Plan of Distribution..........................................28
Legal Matters.................................................29
Experts.......................................................29

                                1,361,059 Shares

                          Hospitality Properties Trust

                                Common Shares of
                               Beneficial Interest


                           ___________________________

                              PROSPECTUS SUPPLEMENT
                           ___________________________




                            A.G. Edwards & Sons, Inc.






                                 April 21, 1998